Exhibit 99.8

CHARTER OF THE NOMINATING AND GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS OF

RAY MAPLE INC.

This Charter outlines the purpose, composition and responsibilities of the Nominating and Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of Ray Maple Inc., a Cayman Islands company (the “Company”).

I. PURPOSE

The Committee is responsible for: (a) assisting the Board in determining the desired experience, mix of skills and other qualities to provide for appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board; (b) identifying qualified individuals meeting those criteria to serve on the Board; (c) proposing to the Board the Company’s slate of director nominees for election by the shareholders at any annual general meeting of shareholders, if and when held, or by appointment by the Board, as permitted by applicable law and the Company’s Memorandum and Articles of Association; (d) reviewing candidates recommended by shareholders for election to the Board; (e) advising the Board regarding the size and composition of the Board and its committees; (f) proposing to the Board directors to serve as chairpersons and members on committees of the Board; (g) coordinating matters among committees of the Board; (h) proposing to the Board the slate of corporate officers of the Company and reviewing the succession plans for the executive officers; (i) recommending to the Board and monitoring matters with respect to governance of the Company; (j) overseeing the Company’s compliance program; and (k) such other functions as the Board may from time to time assign to the Committee.

II. COMPOSITION

The Committee shall be composed of at least three, but not more than five, members (including a Chairperson), all of whom shall be “independent” as such term is defined for directors in the listing standards of the NASDAQ Stock Market LLC (“NASDAQ”), as determined by the Board; provided, however, that the composition of the Committee shall be subject to any exemptions available to the Company as a foreign private issuer and/or a controlled company under applicable SEC rules and NASDAQ listing standards, and to any applicable phase-in period. For so long as the Company qualifies as a foreign private issuer or a controlled company, the Company may rely on the exemptions from the independent nominating committee requirements available to it under NASDAQ Rule 5605(e) and Rule 5615, and the requirement that all members of the Committee be independent shall apply only after any applicable phase-in period and at such time as the Company is no longer a controlled company or a foreign private issuer. The members of the Committee and the Chairperson shall be selected annually by the Board and shall serve at the pleasure of the Board. A Committee member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Committee shall have authority to delegate responsibilities listed herein to subcommittees of the Committee if the Committee determines such delegation would be in the best interest of the Company.

III. MEETING REQUIREMENTS

The Committee shall meet as necessary to enable it to fulfill its responsibilities, but at least once each year. The Committee shall meet at the call of the Chairperson. The Committee may meet by telephone conference call or by any other means permitted by law or the Company’s Memorandum and Articles of Association. A majority of the members, but not less than two members, shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of the members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members.

The Committee may ask members of management, or others whose advice and counsel are relevant to the issues then being considered by the Committee, to attend any meetings and to provide such pertinent information as the Committee may request.

The Chairperson of the Committee shall be responsible for leadership of the Committee, including preparing the agenda, presiding over Committee meetings, making Committee assignments, reporting on the Committee’s activities to the Board and being the lead liaison between the Committee and the Company’s management. In addition, the Chairperson of the Committee shall convene regular meetings of the independent directors of the Company, no less than three per year, usually in conjunction with the regular Board meetings.

IV. COMMITTEE RESPONSIBILITIES

In carrying out its oversight responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances. In addition to such other duties as the Board may from time to time assign, the Committee shall have the following responsibilities:

A. Board Candidates and Nominees

1.	To identify, evaluate, and recommend to the Board for nomination the Company’s candidates for election or reelection as directors at any annual general meeting of shareholders, if and when held, or by appointment by the Board in the event of a vacancy or newly- created directorship, including consideration of prospective candidates proposed for the Committee’s consideration by any shareholder;

2.	To review the desired experience, mix of skills and other qualities to provide for appropriate Board composition, taking into account the current Board members, the specific needs of the Company and the Board, the rules and regulations of the Securities and Exchange Commission (“SEC”) and NASDAQ listing standards;

3.	To conduct candidate searches, interview prospective candidates and conduct programs to introduce candidates to the Company, its management and operations, and confirm the appropriate level of interest of such candidates;

4.	To conduct appropriate inquiries into the background and qualifications of potential nominees; and

5.	To recommend to the Board qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen and increase the diversity of the Board.

B. Board of Directors

1.	To assess and make recommendations to the Board regarding the size and composition of the Board in light of the operating and regulatory requirements of the Company and a consideration of appropriate areas of expertise to be represented on the Board;

2.	To recommend to the Board policies pertaining to the roles, responsibilities, retirement age, tenure and removal of directors;

3.	To review the Directors and Officers questionnaires prepared annually by the Company’s directors;

4.	To assist the Board in assessing whether directors and prospective directors are “independent” within the meaning of the rules and regulations of the SEC and NASDAQ listing standards;

5.	To review the suitability for continued service as a director of each Board member when he or she has a significant change in status, such as an employment change, and to recommend whether or not such director should be re-nominated; and

6.	In conjunction with the Compensation Committee, to consider the appropriateness of the non-employee director compensation program, and make recommendations to the Board regarding director compensation.

C. Committees of the Board

1.	To assess and make recommendations to the Board regarding the size, composition, scope of authority, responsibilities, and reporting obligations of each committee of the Board;

2.	To annually propose to the Board directors to serve as chairpersons and members of each committee of the Board, and to review and recommend additional committee members as needed;

3.	To coordinate matters between the committees of the Board and review and coordinate proposed revisions to committee charters; and

4.	To recommend that the Board establish such special committees as may be necessary or appropriate to address ethical, legal or other matters that may arise.

D. Evaluations and Management Development

1.	To oversee the performance of the Board and its Committees;

2.	To work with the Company’s senior management to consider, adopt and oversee director orientation and continuing education programs;

3.	To recommend to the Board candidates for election as corporate officers of the Company as the Committee may from time to time deem appropriate;

4.	In conjunction with the Compensation Committee, to conduct an annual review of the performance of the Chief Executive Officer;

5.	To periodically review executive officer succession plans, including receiving and considering recommendations from the Company’s Chief Executive Officer regarding succession at the Chief Executive Officer and other executive officer levels; and

6.	To review the Directors and Officers questionnaires prepared annually by the Company’s executive officers.

E. Corporate Governance

1.	To develop, evaluate and oversee issues and developments with respect to governance of the Company;

2.	To oversee the Company’s compliance program, including the Company’s codes of conduct and the Company’s policies and procedures for monitoring compliance; and at least annually, endeavor to meet to review the implementation and effectiveness of the Company’s compliance program with the chief compliance officer, if any, who shall have the authority to communicate directly to the Committee, promptly, about actual and alleged violations of law or the Company’s codes of conduct, including any matters involving criminal or potential criminal conduct;

3.	To periodically review the Company’s Corporate Governance Guidelines and recommend changes to the Board as appropriate;

4.	To periodically review and recommend changes to Company policies approved by the Board from time to time;

5.	To periodically review and recommend changes to the Company’s Memorandum and Articles of Association; and

6.	To periodically review and make recommendations to the Board regarding the appropriateness of the Company’s Shareholder Rights Plan, if any, as a whole and its specific terms, and other modifications to the Company’s takeover and structural defenses.

F. Miscellaneous

1.	To recommend ways to enhance services to and improve communications and relations with the Company’s shareholders; and

2.	To annually evaluate the adequacy of the Committee’s charter.

V. ADVISORS TO THE COMMITTEE

The Committee may retain, at the Company’s expense, legal, accounting or other advisors as it deems necessary to carry out its duties, and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors. The Committee shall have sole authority to retain and terminate any such advisors, including the sole authority to negotiate and approve reasonable fees and retention terms of such advisors. The Committee shall comply with the Company’s then-current level review of contracts and budget procedures.

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